Exhibit 99.1

News Release

Media Contacts:	Investor Contacts:
Amanda Glasgow	Tania Almond
Manning, Selvage and Lee	Digex, Incorporated
212.213.7119	240.456.3800
amanda.glasgow@mslpr.com	tania.almond@digex.com

Digex Reports Second Quarter Results for 2003

LAUREL, Md., August 14, 2003 – Digex, Incorporated (OTCBB: DIGX), a leading provider of enterprise hosting services, today announced revenue of $37.2 million for the quarter-ended June 30, 2003, compared with $48.7 million a year ago. Ending the quarter, managed servers totaled 2,949 with average monthly revenue per server of $3,938. Gross margin in the quarter totaled 43.5%. Net loss available to common stockholders for the quarter totaled $23.4 million or $0.36 per share.

New customers added this quarter include: Brady Communications, FM Global, Marsh & McLennan Companies, Inc., Mitsubishi Digital Electronics America, Inc., Paradigm Integration Corporation, Sebring Capital, StatementOne.com and Thomson CenterWatch. A number of customers also upgraded or renewed their services including: American Honda Motor Co., Inc., Baker Hughes, Brinker Capital, Cambrex, Delphi Corporation, Docent, Inc., Global Reports LLC, Indus International, Inc. and Nestlé USA.

Financial highlights for Digex include:

•	Net cash used in investing activities totaled $4.3 million in the first six months of 2003, down approximately 81% from the 2002 amount
•	Quota-carrying salespeople totaled 56 for the quarter, compared with 49 last quarter and 114 in the year-ago period
•	Total employees ending June 30, 2003 was 768, compared with 776 last quarter and 1,182 in the year-ago period

	2Q03	1Q03	4Q02	3Q02	2Q02
Revenue Mix by customer type:
Enterprise	86%	86%	84%	83%	80%
Non-Enterprise	14%	14%	16%	17%	20%

Customer Data:
Gross Adds	14	15	20	48	119
Normalized Gross Adds*					61
Customers (Net) at period end	509	566	619	653	689
Avg. Annualized Rev/Cust	$268,000	$263,000	$272,000	$272,000	$299,000
Avg. Annualized Rev/Employee	$187,000	$200,000	$216,000	$183,000	$156,000
Churn (Revenue)	5.0%	5.1%	5.3%	5.9%	4.3%

* Normalized Gross Adds reflect what the gross adds would have been less the timing effects from a system conversion

Note: Customer Data is based on quarterly billing not sales bookings

Additional quarterly highlights for Digex include:

•	Introduced ComprehensiveHosting Services for Microsoft Windows Server 2003 – As a result of a two-year co-engineering effort with Microsoft’s Joint Development Program (JDP), Digex has enhanced its Enterprise Hosting Service capabilities to ensure full integration and support for the Microsoft Windows Server 2003 platform. Digex announced these services concurrent with Microsoft’s Windows Server 2003 release on April 24, 2003.

•	Achieved British Standards (BS) 7799 Part 2 Certification – Part 2 of the 2002 standard requires bi-annual continuing assessment visits to ensure compliance is maintained appropriately to meet the criteria for the certification. The BS7799-2:2002 is a thorough evaluation of the established Information Security Management System through the British Standards Institution.

•	Expanded Managed Server Platform – Clients experience seasonal traffic spikes. Some are using their Web sites for large marketing and advertising campaigns which overload their site. Unpredictable growth patterns can lead to exaggerated architectures and excess capacity. To keep pace with client needs for flexibility and cost reduction, Digex has strengthened its Managed Platform offerings to include Utility-Enabled Servers. Web servers that are designated Utility-Enabled can be added or removed from active configuration with four simple steps in our interactive portal, ClientCentralSM. While servers are disabled, Digex SmartServices® continue to provide the necessary backups and security to keep them reliable and ready to provide additional capacity as needed.

•	Listed in the “Leaders” quadrant in Gartner, Inc.’s 2003 North American Web Hosting Magic Quadrant*. This achievement marks the third year in a row that Gartner has listed Digex in the “Leaders” quadrant.

•	Engineered managedservices for two leading enterprise software packages: Oracle 11i and SAP (4.6 and mySAP). Digex’s Oracle and SAP managed services include application-specific automated process monitors, an array of pre- and post-production services, and advanced service levels specifically designed to improve the security and reliability of these applications when they are deployed on the Internet. These are in addition to the managed services built in the first quarter for Siebel 7 and PeopleSoft 8.

•	Launched ‘Empower Your Enterprise’ Promotion – A special promotional offer for organizations seeking to transition to Digex from other hosting providers or from internal corporate data centers. Digex has the expertise to quickly and seamlessly migrate e-business applications and infrastructure from one environment to another. The promotion offers assistance and incentives to ease the transition to our professional hosting environment within any Digex SmartCenter®. http://www.digex.com/promotions/

Forward Looking Statements

Statements contained in this news release regarding expected financial results and other planned events are forward  looking statements, subject to uncertainties and risks, including, but not limited to, the demand for Digex’s services and the  ability of Digex to successfully implement its strategies, each of which may be impacted, among other things, by economic, competitive or technological conditions. These and other applicable risks are summarized under the caption “Risk Factors”  in the Company’s annual 10-K filing, and are updated periodically through the filing of reports and registration statements  with the Securities and Exchange Commission (SEC). Access to Digex’s filings with the SEC is available at  http://www.sec.gov/cgi-bin/browse-edgar?action=getcompany&CIK=0001085098.

About Digex

Digex, Incorporated is a leading provider of enterprise hosting services. Digex customers, from Fortune 1000 companies to leading Internet-based businesses, leverage Digex’s trusted infrastructure and advanced services to successfully deploy business-critical and mission-critical Web sites, enterprise applications and Web Services on the Internet. Additional information on Digex is available at www.digex.com.

About the MCI-Digex Affiliation

The MCI-Digex affiliation strategically combines the custom managed Web and application hosting expertise of Digex with the shared, dedicated and colocation hosting technologies of MCI (WCOEQ, MCWEQ) to offer businesses of all sizes the full continuum of secure, dependable hosting services. Powered by the reach and reliability of the facilities-based MCI global network, the MCI-Digex affiliation rapidly delivers scalable, high-availability outsourced solutions that enable companies throughout North America, Europe and Asia to better focus on their core business.

* The Magic Quadrant is copyrighted May 2003 by Gartner, Inc. and is reused with permission, which permission should not be deemed to be an endorsement of any company or product depicted in the quadrant. The Magic Quadrant is Gartner, Inc.’s opinion and is an analytical representation of a marketplace at and for a specific time period. It measures vendors against Gartner defined criteria for a marketplace. The positioning of vendors within a Magic Quadrant is based on the complex interplay of many factors. Gartner does not advise enterprises to select only those firms in the “Leaders” quadrant. In some situations, firms in the Visionary, Challenger, or Niche Player quadrants may be the right matches for an enterprise’s requirements. Well-informed vendor selection decisions should rely on more than a Magic Quadrant. Gartner research is intended to be one of many information sources including other published information and direct analyst interaction. Gartner, Inc. expressly disclaims all warranties, express or implied, of fitness of this research for a particular purpose.

All trademarks, trade names and service marks mentioned and/or used herein belong to their respective owners.

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DIGEX, INCORPORATED

CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
	Unaudited	Unaudited	Unaudited	Unaudited
Revenue:
Revenue	$24,782	$32,479	$52,194	$73,347
Revenue from WorldCom	12,436	16,214	24,852	27,103

Total revenue	37,218	48,693	77,046	100,450
Costs and expenses:
Cost of operations	1,890	3,440	5,200	7,728
Cost of services	19,154	23,008	39,860	48,078
Selling, general and administrative	14,798	20,860	29,488	48,871
Provision for doubtful accounts	(787)	740	(662)	2,005
Provision for doubtful accounts for WorldCom	—	17,670	—	18,578
Deferred compensation	—	396	—	993
Impairment loss	—	56,990	—	56,990
Depreciation and amortization	23,197	42,084	48,389	82,307

Total costs and expenses	58,252	165,188	122,275	265,550

Loss from operations	(21,034)	(116,495)	(45,229)	(165,100)
Other income (expense):
Interest expense	(2,008)	(2,143)	(4,071)	(4,135)
Interest income and other	111	135	250	296

Loss before cumulative effect of change in accounting principle	(22,931)	(118,503)	(49,050)	(168,939)
Cumulative effect of change in accounting principle	—	—	(869)	—

Net loss	(22,931)	(118,503)	(49,919)	(168,939)
Accretion of preferred stock discount	(503)	(503)	(1,006)	(1,509)

Net loss available to common stockholders	$(23,434)	$(119,006)	$(50,925)	$(170,448)

Loss per common share—basic and diluted:
Loss before cumulative effect of change in accounting principle	$(0.36)	$(1.83)	$(0.77)	$(2.64)

Cumulative effect of change in accounting principle	$—	$—	$(0.01)	$—

Net loss per common share	$(0.36)	$(1.83)	$(0.78)	$(2.64)

Shares used in computing basic and diluted net loss per share	64,869,461	64,869,461	64,869,461	64,505,983

DIGEX, INCORPORATED

CONSOLIDATED BALANCE SHEETS

(Amounts in thousands, except share information)

	June 30, 2003	December 31, 2002
	Unaudited
ASSETS
Current assets:
Cash and cash equivalents	$22,636	$20,897
Restricted investments	2,901	3,059
Accounts receivable, net of allowance of $2,327 and $3,563 in 2003 and 2002, respectively	8,203	12,165
Due from WorldCom, net of allowance of $18,264 in 2003 and 2002	—	—
Deferred costs	3,172	4,908
Notes receivable from employees	5,829	6,008
Prepaid expenses and other current assets	4,717	5,999

Total current assets	47,458	53,036
Property and equipment, net	106,674	149,195
Goodwill	11,880	11,880
Intangible assets, net	3,900	4,388
Other assets	1,715	2,340

Total assets	$171,627	$220,839

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
Accounts payable and accrued expenses	$42,481	$38,510
Due to WorldCom	15,831	11,557
Current portion of deferred liabilities	3,359	5,071
Current portion of notes payable	3,636	209
Current portion of notes payable to Intermedia	122,942	50,550
Current portion of capital lease obligations	6,071	6,374

Total current liabilities	194,320	112,271
Deferred liabilities	1,010	1,680
Other long-term liabilities	1,584	—
Notes payable	—	3,299
Notes payable to Intermedia	—	76,650
Capital lease obligations	21,298	23,989

Total liabilities	218,212	217,889

Redeemable preferred stock, $.01 par value; 5,000,000 shares authorized; 100,000 shares designated as Series A Convertible; 50,000 Series A Convertible shares issued and outstanding in 2003 and 2002 (aggregate liquidation preference of $50,000)	46,981	45,748
Stockholders' deficit:
Class A common stock, $.01 par value; 100,000,000 shares authorized; 25,519,461 shares issued and outstanding in 2003 and 2002	255	255
Class B common stock, $.01 par value; 50,000,000 shares authorized; 39,350,000 shares issued and outstanding in 2003 and 2002	394	394
Additional capital	586,113	587,119
Accumulated deficit	(680,480)	(630,561)
Accumulated other comprehensive income (loss)	152	(5)

Total stockholders' deficit	(93,566)	(42,798)

Total liabilities and stockholders’ deficit	$171,627	$220,839

DIGEX, INCORPORATED

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amounts in thousands)

	Six Months Ended June 30,
	2003	2002
	Unaudited	Unaudited
Net cash provided by (used in) operating activities	$13,232	$(3,450)

Investing activities:
Purchases of property and equipment	(4,768)	(23,046)
Other investing activities, net	435	243

Net cash used in investing activities	(4,333)	(22,803)

Financing activities:
Proceeds from issuances of notes payable	—	22,200
Payments on notes payable	(4,258)	—
Other financing activities, net	(3,059)	(3,352)

Net cash (used in) provided by financing activities	(7,317)	18,848

Effect of exchange rate on cash and cash equivalents	157	121

Net increase (decrease) in cash and cash equivalents	1,739	(7,284)
Cash and cash equivalents at beginning of the year	20,897	12,096

Cash and cash equivalents at end of period	$22,636	$4,812

Supplemental disclosure of cash flow information:
Interest paid	$2,651	$4,489
Assets purchased with equipment credits granted in connection with the issuance of preferred stock	227	5,503
Assets acquired through capital leases	36	995